EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period June 1, 2005 - June 30, 2005

Beginning Balances:
		Unrestricted accounts	5,269,799
		Restricted accounts	2,290,497
Beginning balance in all accounts				7,560,296

Receipts:

1		Receipts from operations	4,425,274
2		Other receipts	6,405
3		Other receipts (restricted)	117,623

Total receipts				4,549,302

Disbursements:

3	Net payroll:
	a	Officers	50,732
	b	Others	316,912

4	Taxes:
	a	Federal Income Tax Withholdings	103,518
	b	FICA withholdings	37,388
	c	Employer’s FICA	37,388
	d	Federal Unemployment Taxes	29
	e	State Unemployment Taxes	1,423
	f	State Income Tax Withholdings	22,639

5	Necessary expenses:
	a	Carriers	2,549,715
	b	Carrier 366 Prepayments	81,475
	c	Rent	126,169
	d	Commissions	47,306
	e	Computer Expenses	159,400
	f	Utility Expenses	83,894
	g	Employee Benefits	88,680
	h	Travel and Entertainment	55,396
	i	Reorganization Consulting fees	193,219
	j	Reorganization Legal fees	544,046
	k	Regulatory, Taxes and Insurance	360,471
	l	Other contractors	38,653
	m	Other expenses	31,757

Total Operating Cash Disbursements			4,930,210

Total Restricted Cash Disbursements/ Letter of Credit Draw			—

Total Disbursements				4,930,210

Net receipts and (disbursements)				(380,908)

Ending balances:
		Unrestricted accounts	4,771,268
		Restricted accounts	2,408,119
Ending balance in all accounts				7,179,387

Note:

Global Holdings had disbursements of $33,960

Tri-Quad had disbursements of $43,870

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	531,190
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	—	10	102,881

Statement of Aged Receivables

Accounts Receivable (from 6/1/05 through 6/30/05):

Beginning of month balance	9,929,888	Note 1
Add: sales on account	3,894,196
Less: collections	(4,372,794)
Adjustments	(158,558)
End of month balance	9,292,732

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	2,539,330	40,509	59,890	6,653,003	9,292,732

Statement of Accounts Payable (Post-Petition)

Accounts Payable:

Beginning of month balance	1,953,556
Add: credit extended	3,987,139
Less: payments on account	(4,234,259)
Adjustments	(19,684)
End of month balance	1,686,752

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,138,171	93,722	142,751	312,109	1,686,752

Note 1:  Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $915,718 of 0-30 day accounts payable recorded for prepaid carrier services to be received in June 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X